Exhibit 99.1

NASDAQ: INM 1445 – 885 West Georgia St. Vancouver, BC, Canada V6C 3E8 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Announces Decision by Nasdaq Hearings Panel to Grant Exception to Implement Share Consolidation to Satisfy Nasdaq Listing Rules

Vancouver, British Columbia – November 5, 2024. InMed Pharmaceuticals Inc. (NASDAQ: INM) (“InMed” or the “Company”), a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates for diseases with high unmet medical needs, today announced the decision by the Nasdaq Listing Qualifications Panel (the “Panel”) to grant an exception until December 2, 2024, to implement a share consolidation to satisfy the Nasdaq Listing Rules.

As previously reported by InMed on its current report on Form 8-K, on September 17, 2024, the Listing Qualifications Department (the “Nasdaq Staff”) of the Nasdaq Stock Market (“Nasdaq”) issued a determination to the Company, which was communicated through a delisting notice (the “Delisting Notice”), indicating that the Company did not satisfy the minimum $1.00 bid price per share requirement for the continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) by September 16, 2024. The Company subsequently requested a hearing (the “Hearing”) before the Panel to appeal the determination by the Nasdaq Staff, and present its plan to regain and sustain compliance with the Minimum Bid Price Rule.

On October 31, 2024, a hearing (the “Hearing”) was held before the Panel regarding the Company’s request for (i) continued listing on Nasdaq and (ii) additional time to regain compliance with the minimum $1.00 bid price per share requirement, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). During the Hearing, InMed presented an overview of its current and ongoing strategic initiatives aimed at enhancing shareholder value and regaining compliance with the Minimum Bid Price Rule. On November 1, 2024, the Panel issued its determination (the “Panel Determination Letter”) to the Company, granting the Company’s request for the continued listing of the Company’s common shares, no par value, on Nasdaq, but subject to the Company’s evidencing compliance with (i) the Minimum Bid Price Rule for ten consecutive trading days as of December 2, 2024 (the “Requisite Compliance Date”), and (ii) other conditions stipulated by the Panel Determination Letter.

The Company’s Board of Directors approved a proposal on October 29, 2024 to consolidate all of its issued and outstanding common shares, no par value (the “Common Shares”), on the basis of one (1) post-consolidation share for each twenty (20) pre-consolidation Common Shares (the “Consolidation”) in order to regain compliance with the Minimum Bid Price Rule.

Once deemed effective, the Consolidation will result in the number of issued and outstanding Common Shares being reduced from 14,361,550 to approximately 718,078 Common Shares on a non-diluted basis, and each of the Company’s shareholders will hold the same overall percentage of Common Shares outstanding immediately after the Consolidation as such shareholder held immediately prior to the Consolidation.

The exercise price and number of Common Shares issuable upon the exercise of outstanding stock options, warrants or other convertible securities will be proportionately adjusted to reflect the Consolidation in accordance with the terms of such securities. No fractional shares will be issued as a result of the Consolidation. The Company’s trading symbol “INM” will remain unchanged, while the Common Shares will begin trading with a new CUSIP and ISIN number.

Registered shareholders holding physical share certificates will receive by mail a letter of transmittal advising of the Consolidation and containing transmittal instructions. Holders of Common Shares who hold uncertificated Common Shares (i.e., Common Shares held in book-entry form and not represented by a physical share certificate), either as registered holders or beneficial owners, will have their existing book-entry account(s) electronically adjusted by the Company’s transfer agent or, for beneficial shareholders, by their brokerage firms, banks, trusts or other nominees that hold in “street name” for their benefit. Such holders do not need to take any additional actions to exchange their pre-Consolidation Common Shares for post-Consolidation Common Shares.

The Company is working diligently and taking definitive steps to consummate the Consolidation and regain compliance with the Minimum Bid Price Rule by the Requisite Compliance Date; however, there can be no assurances that the Company will be able to regain compliance with the Minimum Bid Price Rule by the Requisite Compliance Date, if at all.

About InMed:

InMed Pharmaceuticals is a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates targeting the CB1/CB2 receptors. InMed’s pipeline consists of three separate programs in the treatment of Alzheimer’s, ocular and dermatological indications. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1 604 416 0999

E: ir@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “potential”, “possible”, “would” and similar expressions. Such statements, based as they are on current expectations of management, inherently involve numerous risks, uncertainties and assumptions, known and unknown, many of which are beyond our control. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Without limiting the foregoing, forward-looking information in this news release includes, but is not limited to, statements about the Company’s receipt of the Hearings Panel Determination, the Company’s ability to comply with the conditions set forth in the Hearings Panel Determination, including the ability to timely perform the Consolidation by the Requisite Compliance Date, the impact of the Consolidation on the liquidity of the Common Shares, whether the Common Shares will trade above $1.00 per share by the Requisite Compliance Date, if at all, and whether the Company will be able to comply with the Nasdaq Listing Rules more generally.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.